UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2006

ALBERTO-CULVER COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5050	36-2257936
(Commission File Number)	(IRS Employer Identification No.)

2525 Armitage Avenue

Melrose Park, Illinois 60160

(Address of principal executive offices) (zip code)

(708) 450-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2006, Alberto-Culver Company (“Alberto-Culver”) entered into (i) a Separation Agreement (the “Separation Agreement”) with Sally Holdings, Inc., a subsidiary of Alberto-Culver (“Sally Holdings”), (ii) an Agreement and Plan of Merger (the “Merger Agreement”) with Sally Holdings, Regis Corporation (“Regis”), Roger Merger Inc., a subsidiary of Regis (“Merger Sub”), and Roger Merger Subco LLC, a subsidiary of Regis (“Subco”), (iii) an Employee Matters Agreement (the “Employee Matters Agreement”) with Sally Holdings and (iv) a Tax Allocation Agreement (the “Tax Allocation Agreement”) with Sally Holdings. The description of these agreements below is subject to, and qualified in its entirety by reference to, the Separation Agreement, the Merger Agreement, the Employee Matters Agreement and the Tax Allocation Agreement filed herewith and incorporated herein by reference. All stockholders of Alberto-Culver are urged to read the Separation Agreement, the Merger Agreement, the Employee Matters Agreement and the Tax Allocation Agreement carefully to understand the rights and obligations of the parties under those agreements. The representations, warranties, covenants and agreements contained in the Merger Agreement, Separation Agreement, Employee Matters Agreement and Tax Allocation Agreement are solely for the benefit of the parties thereto or the intended third party beneficiaries thereof, may represent an allocation of risk between the parties, are not necessarily statements of facts, may be subject to standards of materiality that differ from those that are applicable to investors and may be qualified by disclosures between or among the parties thereto.

Separation Agreement

Pursuant to the Separation Agreement, Alberto-Culver will, subject to the terms and conditions of the Separation Agreement, distribute (the “Distribution”) to the stockholders of record of Alberto-Culver on a pro rata basis one share of Sally Holdings common stock for each share of Alberto-Culver common stock held by such holder. Prior to the Distribution, Alberto-Culver will effect a recapitalization of Sally Holdings that will result in Alberto-Culver holding a number of shares of common stock of Sally Holdings equal to the number of shares of Alberto-Culver common stock outstanding as of the record date for the Distribution. In addition, prior to the Distribution, Sally Holdings will pay to Alberto-Culver, as the sole stockholder of Sally Holdings, a dividend of $400 million. It is anticipated that Sally Holdings or its subsidiaries will borrow the funds to pay the dividend.

Prior to the Distribution, Sally Holdings will transfer to Alberto-Culver all cash of Sally Holdings and its subsidiaries other than $17.5 million plus an amount to cover certain taxes (as specified in the Tax Allocation Agreement) and an amount to cover certain outstanding checks, drafts and similar items. After the Merger, Alberto-Culver will transfer an amount of cash (calculated pursuant to the Separation Agreement) related to the exercise of options to purchase Alberto-Culver common stock after the date of the Merger Agreement and prior to the record date for the Distribution. All intercompany receivables, payables and loans (other than trade payables and a specified amount of transaction expenses (as described below)) between Sally Holdings or any of its subsidiaries and Alberto-Culver or any of its subsidiaries (other than Sally Holdings and its subsidiaries), on the other hand will be cancelled prior to the Distribution. In addition, prior to the Distribution, all intercompany agreements between Sally Holdings or any of its subsidiaries, on the one hand, and Alberto-Culver or any of its subsidiaries (other than Sally Holdings or any of its subsidiaries), on the other hand, will terminate, other than those specifically designated to survive following the Distribution.

The Distribution is subject to the satisfaction or waiver of certain conditions set forth in the Separation Agreement, including the absence of any legal impediments prohibiting the Distribution and the satisfaction or waiver of all conditions to closing of the Merger under the Merger Agreement.

Pursuant to the Separation Agreement, Alberto-Culver and Sally Holdings will indemnify each other for liabilities relating to their respective businesses, subject to certain.

Merger Agreement

Pursuant to the Merger Agreement, subject to the terms and conditions of the Merger Agreement, immediately following the Distribution, Merger Sub will be merged (the “Merger”) with and into Sally Holdings with Sally Holdings continuing as the surviving corporation. At the effective time of and as a result of the Merger, each share of Sally Holdings common stock (other than treasury shares or shares owned by Regis) will be converted into 0.600 shares of Regis common stock. All outstanding Sally Holdings stock options (which will be converted from Alberto-Culver stock options pursuant to the Employee Matters Agreement) will be converted into options to purchase shares of Regis common stock in such a manner as to retain the intrinsic value thereof. Immediately following the consummation of the Merger, Alberto-Culver’s stockholders will hold approximately 54.5% of the

Regis common stock, and the shareholders of Regis immediately prior to the Merger will hold the remaining 45.5% of the Regis common stock. Immediately following the Merger, the surviving corporation will merge with and into Subco, with Subco being the surviving entity.

Alberto-Culver intends to treat the transactions contemplated by the Merger Agreement and the Separation Agreement as though they constitute a Change in Control for purposes of Alberto-Culver’s 2003 Restricted Stock Plan, 1994 Restricted Stock Plan, Employee Stock Option Plan of 2003, 2003 Stock Option Plan for Non-Employee Directors, 1994 Stock Option Plan for Non-Employee Directors, Employee Stock Option Plan of 1988, 1994 Shareholder Value Incentive Plan, Management Incentive Plan, Management Bonus Plan and Executive Deferred Compensation Plan.

The Merger Agreement provides that, following the Merger, Regis will have a ten member board of directors, and Regis will take all actions necessary so that at the effective time the board of directors is comprised of the following three individuals designated by Alberto-Culver: Howard B. Bernick, Sam J. Susser and John A. Miller, or their replacements if they are unable or unwilling to serve as members of the board of directors of Regis, and an individual to be named prior to closing by the Shareholders (the “Alberto-Culver Designees”) and the following four individuals designated by Regis: Paul D. Finkelstein, Rolf F. Bjelland, Van Zandt Hawn and Susan S. Hoyt, or their replacements if they are unable or unwilling to serve as members of the board of directors of Regis (the “Regis Designees”). Two additional individuals will serve on the Regis board of directors. These individuals will be mutually selected by Alberto-Culver and Regis at or prior to closing of the Merger and will have agreed prior to closing to serve on the board of directors at closing or within a reasonable period of time after closing. Three of the Alberto-Culver Designees) (subject to certain exceptions), three of the Regis Designees and both persons mutually selected shall be “independent” of Regis within the meaning of the rules of The New York Stock Exchange. In addition, the Merger Agreement provides that at the effective time, Mr. Bernick will be appointed as the non-executive Chairman of the Regis board of directors, Mr. Finkelstein will continue as the Chief Executive Officer and President of Regis, and Mr. Susser will be appointed as the Chairman of the Nominating and Corporate Governance Committee of Regis. The Merger Agreement also provides that Regis will take all actions necessary to adopt an amendment to its Restated Articles of Incorporation, which will provide for certain governance arrangements with respect to the Regis board of directors for a period ending immediately after the 2007 annual meeting of Regis, which is expected to take place in October of that year.

The parties have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, not to enter into discussions concerning alternative business combination transactions, (ii) to cause shareholder meetings to be held to consider approval of, in the case of Regis, the issuance of shares of common stock of Regis, an amendment to Regis’ Restated Articles of Incorporation to increase its authorized capital stock and an amendment to Regis’ Restated Articles of Incorporation to include certain governance matters described above and, in the case of Alberto-Culver, to approve the transactions contemplated by the Merger Agreement, (iii) subject to Alberto-Culver’s and Regis’ respective right to terminate the Merger Agreement to accept a superior proposal (as described in the Merger Agreement) and to the fiduciary duties of the respective boards of directors, for the board of directors of each party to recommend approval of the matters described above and (iv) for thirty months after the Merger, for Alberto-Culver not to engage in certain activities that compete with the business of Sally Holdings described in the Merger Agreement, subject to certain exceptions.

Consummation of the Merger is subject to various conditions, including, without limitation, the requisite approval by the shareholders of Alberto-Culver and Regis, respectively, no legal impediment to the Merger, the receipt of required regulatory approvals, the absence of a material adverse effect (as defined in the Merger Agreement) on Sally Holdings or Regis, the receipt of a Private Letter Ruling from the Internal Revenue Service and an opinion from legal counsel that the Distribution constitutes a tax-free distribution under Section 355 of the Internal Revenue Code and an opinion from legal counsel that the Merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

The Merger Agreement contains certain termination rights for both Alberto-Culver and Regis, and further provides that, upon termination of the Merger Agreement, a termination fee may be payable under specified circumstances, including (i) if either Alberto-Culver or Regis terminates to accept a superior proposal (as described in the Merger Agreement), a fee of $50 million payable by the terminating party and (ii) generally if the board of directors of either party changes its recommendation of the transactions and the other party terminates, a fee of $50 million payable by the non-terminating party.

The Merger Agreement provides that (i) Regis will bear all of its own transaction expenses and (ii) Sally Holdings will bear two-thirds and Alberto-Culver will bear one-third of the combined transaction expenses of Alberto-Culver and Sally Holdings; however, the amount of the combined transaction expenses of Alberto-Culver and Sally Holdings that Sally Holdings must bear cannot exceed $18 million.

In connection with the signing of the Merger Agreement, certain shareholders of Alberto-Culver, consisting of trusts for the benefit of Leonard H. Lavin and Bernice E. Lavin and their descendants, including Carol L. Bernick, the Chairman of Alberto-Culver (the “Lavin Family”), and a partnership whose partners are trusts for the benefit of members of the Lavin Family (the “Shareholders”), entered into a Support Agreement with Regis. Under the Support Agreement, the Shareholders agreed that, so long as the board of directors of Alberto-Culver is recommending approval of the transactions contemplated by the Merger Agreement and the Merger Agreement has not been terminated, they would vote their shares of Alberto-Culver in favor of the transactions contemplated by the Merger Agreement and against any action or transaction that would reasonably be expected to impede or prevent the Merger Agreement or the transactions contemplated by the Merger Agreement. Furthermore, the Shareholders have agreed to certain restrictions on their ability to transfer their shares of Alberto-Culver common stock prior to the closing of the Merger or the termination of the Merger Agreement, whichever occurs first.

The Merger Agreement also provides that Regis will enter into a Shareholders Agreement with the Shareholders pursuant to which, among other things, the Shareholders will have the right to designate an individual to be nominated to the Regis board of directors (which individual will be considered an Alberto-Culver Designee) until the earlier of (i) the time the Shareholders no longer hold at least 5% of the issued and outstanding common stock of Regis (as calculated in accordance with the Shareholders Agreement) and (ii) the fifth anniversary of the Merger.

In connection with entering into the Merger Agreement, Alberto-Culver agreed to pay the legal expenses of the Shareholders relating to the negotiation of the Support Agreement and the Shareholders Agreement and matters incident to the transactions contemplated by the Merger Agreement, including, if applicable, regulatory filing fees. In addition, Alberto-Culver agreed with the Shareholders that it would not waive or amend certain provisions of the Merger Agreement related to specific corporate governance matters, including the composition of the board of directors of Regis at the effective time of the Merger, without the prior written consent of the Shareholders.

Employee Matters Agreement

The Employee Matters Agreement generally provides that at the time of the Distribution, Sally Holdings will assume the liabilities and obligations of Alberto-Culver with respect to employees of Sally Holdings under the Alberto-Culver or Sally Holdings benefit plans, subject to certain exceptions. In addition, the Employee Matters Agreement provides for the conversion of Alberto-Culver options held by Sally Holdings employees into Sally Holdings options (which would be converted into Regis options pursuant to the Merger Agreement as described above).

Tax Allocation Agreement

The Tax Allocation Agreement allocates liability for taxes, including any taxes that may arise in connection with separating Sally Holdings from Alberto-Culver. Under the Tax Allocation Agreement, (i) Alberto-Culver is generally responsible for taxes with respect to the original filings of U.S. federal and consolidated state income taxes for fiscal year 2005 and the pre-Distribution period of fiscal year 2006 and (ii) Sally Holdings is responsible for its foreign, local, municipal and separate company state taxes as of the Distribution; however, Alberto-Culver is generally obligated to leave with Sally Holdings an amount of cash equal to the amount of the portion of the taxes described in clause (ii) above related to current income taxes (plus an additional $3.9 million). Sally Holdings is responsible for all tax liabilities of Sally Holdings and it subsidiaries arising from tax audits concluding after the Distribution. In addition, the Tax

Allocation Agreement provides the extent to which, and the circumstances under which, the parties would be liable if the Distribution were not to constitute a tax-free distribution under Section 355 of the Internal Revenue Code. The Tax Allocation Agreement is not binding on the Internal Revenue Service and does not affect the liability of each of Alberto-Culver, Sally Holdings and their respective subsidiaries to the Internal Revenue Service for all federal taxes of the consolidated group relating to periods through the date of the Distribution.

Severance Agreement Amendments

In connection with the entry into the transaction agreements described above, Alberto-Culver entered into amendments to the severance agreements of Mrs. Bernick, William J. Cernugel, the Senior Vice President and Chief Financial Officer of Alberto-Culver, and V. James Marino, the President of Alberto-Culver Consumer Products Worldwide, a division of Alberto-Culver. The description of these amendments below is subject to, and qualified by reference to, the severance agreement amendments filed herewith and incorporated herein by reference.

The severance agreement amendment with Mrs. Bernick provides that she acknowledges that the transactions under the Merger Agreement and other transaction agreements are not a Change in Control for purposes of her severance agreement.

The severance agreement amendments with Messrs. Cernugel and Marino each provides an acknowledgment that the transactions under the Merger Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement. Each amendment also provides that if during the period from January 10, 2006 to the date two years after the closing of the Merger, the executive is terminated by Alberto-Culver without “Cause” or leaves the employment of Alberto-Culver for “Good Reason” (each as defined in his severance agreement), the executive will be entitled to the following: (1) a lump sum payment equal to two times the Executive’s annual base salary with Alberto-Culver in effect at the date of termination, (2) a lump sum payment equal to two times the average of the dollar amount of the executive’s actual or annualized annual bonus paid or payable by Alberto-Culver in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs and (3) continued health care benefits for a period beginning on the date of termination and ending on the earlier of 18 months after the date of termination and, if the executive is employed by another company, the date on which the executive becomes entitled to receive similar benefits by such company.

In addition, Alberto-Culver entered into similar amendments with other executive officers, which provide that, in exchange for certain severance benefits described therein, such officers acknowledge that the transactions under the Merger Agreement and other transaction agreements are not a Change in Control for purposes of their severance agreements. The Form of Severance Agreement Amendment entered into with these executives, which is filed as Exhibit 10.06, is incorporated herein by reference.

Termination Agreements

In connection with the transaction agreements described above, Alberto-Culver also entered into Termination Agreements with Mr. Bernick, the Chief Executive Officer and President of Alberto-Culver, and Michael H. Renzulli, the Chairman of Sally Beauty Company, Inc. The description of these agreements below is subject to, and qualified by reference to, the termination agreements filed herewith and incorporated herein by reference.

The termination agreement with Mr. Bernick provides that at the closing of the Merger, Mr. Bernick’s employment with Alberto-Culver will terminate. The termination agreement also provides that Mr. Bernick acknowledges that the transactions under the Merger Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement. In consideration for Mr. Bernick entering into the agreement, Alberto-Culver will (i) within 30 days after the closing of the Merger pay to Mr. Bernick a lump sum payment of $6,723,200, (ii) for 36 months after the closing of the Merger continue to provide Mr. Bernick with certain medical benefits (and thereafter permit Mr. Bernick to continue for his lifetime certain medical benefits with Alberto-Culver at his cost) and (iii) reimburse Mr. Bernick for up to $75,000 of legal fees and expenses incurred in connection with the negotiation and execution of his termination agreement.

The termination agreement with Mr. Renzulli provides that at the closing of the Merger, Mr. Renzulli’s employment with Alberto-Culver will terminate. The termination agreement also provides that Mr. Renzulli acknowledges that the transactions under the Merger Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement. In consideration for Mr. Renzulli entering into the agreement, Alberto-Culver will (i) within 30 days after the closing of the Merger pay to Mr. Renzulli a lump sum payment of $3,641,034, (ii) for 36 months after the closing of the Merger continue to provide Mr. Renzulli with certain medical benefits (and thereafter permit Mr. Renzulli to continue for his lifetime certain medical benefits with Alberto-Culver at his cost) and (iii) reimburse Mr. Renzulli for up to $50,000 of legal fees and expenses incurred in connection with the negotiation and execution of his termination agreement.

In addition, Alberto-Culver entered into a similar agreement with Gary G. Winterhalter, President of Sally Beauty Company, Inc., which provides that, in exchange for certain termination benefits described therein, such officer acknowledges that the transactions under the Merger Agreement and other transaction agreements are not a Change in Control for purposes of his severance agreement. The Termination Agreement entered into with Mr. Winterhalter, which is filed as Exhibit 10.09, is incorporated herein by reference.

Transaction Committee Compensation

On January 9, 2006, the Board of Directors of Alberto-Culver approved the payment of compensation to the members of the Transaction Committee of the Alberto-Culver Board of Directors. The Transaction Committee was formed on September 1, 2005 for the purpose of providing oversight on behalf of the full board of directors of Alberto-Culver in connection with its consideration of the possible transaction with Regis and Alberto-Culver’s strategic direction and alternatives more generally. The Transaction Committee is comprised of James G. Brocksmith, Jr., Chairman, King Harris, and Messrs. Miller and Susser. Each member of the Transaction Committee receives $1,500 for attending a meeting in person and $750 for attending a meeting by telephone. In addition, the chairman of the Transaction Committee receives an annual retainer of $7,500.

Item 1.02. Termination of Material Definitive Agreement.

See Item 1.01 for a description of the termination agreements entered into between Alberto-Culver and Messrs. Bernick and Renzulli, which description is incorporated herein by reference.

Section 5—Corporate Governance Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01 for a description of the current Alberto-Culver directors, Messrs. Bernick, Susser and Miller, who are contemplated to become Regis directors at the closing of the Merger. At or prior to the closing of the Merger, it is contemplated that such individuals will leave the board of directors of Alberto-Culver. In addition, see Item 1.01 for a description of the termination of Messrs. Bernick’s and Renzulli’s employment with Alberto-Culver pursuant to the termination agreements described therein.

Alberto-Culver intends to name Mr. Marino as President and Chief Executive Officer and a director of Alberto-Culver effective at the closing of the Merger.

***

This material is not a substitute for the registration statement that Regis will file with the Securities and Exchange Commission (“SEC”) in connection with the transaction, or the joint proxy statement/prospectus to be mailed to Regis shareholders and Alberto-Culver stockholders. Investors are urged to read the joint proxy statement/prospectus which will contain important information, including detailed risk factors, when it becomes available. The joint proxy statement/prospectus and other documents which will be filed by Regis and Alberto-Culver will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, IL 60160, Attention: Investor Relations; or by directing a request when such a filing is made to Regis Corporation, 7201 Metro Boulevard, Edina, MN 55439, Attention: Investor Relations.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statement and Exhibits

The following exhibits are included herein.

Number	Description
2.01	Separation Agreement, dated as of January 10, 2006 between Alberto-Culver Company and Sally Holdings, Inc.

2.02	Agreement and Plan of Merger, dated as of January 10, 2006, among Alberto-Culver Company, Sally Holdings, Inc., Regis Corporation, Roger Merger Inc. and Roger Merger Subco LLC.

10.01	Tax Allocation Agreement, dated as of January 10, 2006 between Alberto-Culver Company and Sally Holdings, Inc.

10.02	Employee Matters Agreement, dated as of January 10, 2006 between Alberto-Culver Company and Sally Holdings, Inc.

10.03	Severance Agreement Amendment, dated as of January 10, 2006 between Alberto-Culver Company and Carol L. Bernick.

10.04	Severance Agreement Amendment, dated as of January 10, 2006 between Alberto-Culver Company and William J. Cernugel.

10.05	Severance Agreement Amendment, dated as of January 10, 2006 between Alberto-Culver Company and V. James Marino.

10.06	Form of Severance Agreement Amendment between Alberto-Culver and Executive.

10.07	Termination Agreement, dated as of January 10, 2006 among Alberto-Culver Company and Michael H. Renzulli.

10.08	Termination Agreement, dated as of January 10, 2006 between Alberto-Culver Company and Howard B. Bernick.

10.09	Termination Agreement dated as of January 10, 2006 among Alberto-Culver Company, Sally Holdings, Inc. and Gary G. Winterhalter.

10.10	Letter regarding Amendments to or Waivers of Merger Agreement, dated as of January 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBERTO-CULVER COMPANY

By:	/s/ William J. Cernugel
Name:	William J. Cernugel
Title:	Senior Vice President and Chief Financial Officer

Date: January 13, 2006